EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Record Net Income of $3.5 Million, or $0.32 Per Diluted Share, in Third Quarter 2006

HOUSTON, Oct. 26, 2006 (PRIMEZONE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation which provides community banking services through its subsidiaries, MetroBank, N.A., serving Houston and Dallas, Texas, and Metro United Bank ("Metro United"), serving San Diego and Los Angeles, California, today announced net income of $3.5 million for the third quarter of 2006, up approximately $710,000 or 25.0% compared with the same quarter in 2005. Diluted earnings per share for the third quarter 2006 were $0.32 compared with $0.26 for the same quarter in 2005. On September 1, 2006, MetroCorp completed a three-for-two stock split effected in the form of a 50% stock dividend. All prior period share and per share data (other than share data on the balance sheet) have been adjusted to reflect this stock split.

Third Quarter Highlights

  -- Record net income of $3.5 million, up 25.0% compared with the same quarter of 2005

  -- Diluted earnings per share of $0.32, an increase of 22.9%
     compared with the same quarter of 2005

  -- Total loans increased to $840.3 million

  -- Total deposits increased to $1.04 billion

  -- Return on average equity (ROAE) of 14.05%

  -- Return on average assets (ROAA) of 1.17%

  -- Irvine, California branch acquired and commenced operations

  -- Loan production office in San Mateo, California opened and expected to become a full-service branch in the fourth quarter of
     2006.

  -- A three-for-two stock split in the form of a 50% stock dividend was paid on September 1, 2006

George M. Lee, President and CEO of MetroCorp Bancshares, Inc., stated, "The results indicate how our team has managed in the midst of a challenging interest rate environment and intense competition for loans and deposits during the third quarter. Our average total loans increased from $803 million for the second quarter to $834 million for the third quarter and average deposits increased from $1.01 billion to $1.03 billion while our net interest margin decreased slightly by two basis points from 4.79% to 4.77% for the same period. We are also pleased with the progress we are making in expanding our market presence, especially in the state of California. During the third quarter of 2006, we doubled our number of locations from two to four, completed the integration of the Irvine branch that was acquired from Omni Bank, N.A. and opened a loan production office in San Mateo which we expect to become a full service branch in the fourth quarter of 2006. We have also entered into a lease for a location in the City of Industry, California which will have the capacity to serve as another branch in the future. In addition to California, we have completed the staffing and leasing of office space for our representative office in Xiamen, China, and we expect to commence operations during the fourth quarter of 2006. Technology alliances were also formed with companies that can provide us with the state-of-the-art on-line products to support our growth and set us apart from most of our competitors in terms of new products and customer service. We also expect our asset quality to continue to improve despite the increase in nonperforming assets that resulted primarily from a bankruptcy filed by a customer who was on our watch list."

Interest income and expense. Interest income for the three months ended September 30, 2006 was $22.6 million, up approximately $8.2 million or 57.2% compared with $14.4 million for the same period in 2005. Interest income for the nine months ended September 30, 2006 was $63.3 million, up approximately $22.9 million or 56.7% compared with $40.4 million for the same period in 2005. The increase in interest income for both the three and nine months ended September 30, 2006 was due to increases in both average earning assets and average yield.

Average earning assets increased due primarily to the Metro United acquisition in October 2005 and organic growth in the loan portfolio of approximately 12.0% or $90.2 million. The Irvine branch acquisition had no impact on the increase because loans were excluded from the purchase. Average total loans increased 38.3% in the third quarter of 2006, to $833.9 million compared with $603.2 million for the third quarter of 2005. The yield on average earning assets for the third quarter of 2006 increased to 7.91% compared with 6.47% for the third quarter of 2005 primarily due to the Federal Reserve's six interest rate increases over the last 12 months. The majority of the Company's loan portfolio is comprised of variable and adjustable rate loans that benefit the Company during periods of increases in the prime rate.

Interest expense for the three months ended September 30, 2006 was $9.0 million, up approximately $4.8 million or 112.5% compared with $4.2 million for the same period in 2005. Interest expense for the nine months ended September 30, 2006 was $23.8 million, up approximately $12.6 million or 113.4% compared with $11.1 million for the same period in 2005. Interest expense increased for both the three and nine months ended September 30, 2006 primarily due to interest-bearing deposits acquired with Metro United, organic growth in interest-bearing deposits, and the issuance of $36.1 million junior subordinated debentures in October 2005 in connection with the acquisition of Metro United. Average interest-bearing deposits were $833.8 million for the third quarter of 2006 compared with $614.3 million for the third quarter of 2005, an increase of 35.7%. The cost of interest-bearing liabilities for the third quarter of 2006 was 3.97% compared with 2.59% for the third quarter of 2005. The increase in cost primarily reflected the impact of the Federal Reserve's interest rate increases and the increase of interest-bearing liabilities.

The net interest margin for the three months ended September 30, 2006 was 4.77%, up from 4.57% for the same period in 2005. Net interest income before the provision for loan losses for the three months ended September 30, 2006 was $13.6 million, up approximately $3.5 million or 34.3% compared with $10.1 million for the same period in 2005.

The net interest margin for the nine months ended September 30, 2006 was 4.80%, up from 4.49% for the same period in 2005. Net interest income before the provision for loan losses for the nine months ended September 30, 2006 was $39.6 million, up approximately $10.3 million or 35.1% compared with $29.3 million for the same period in 2005.

The increase in net interest margin and net interest income for both the three and nine months ended September 30, 2006 was primarily the result of an increase in the yield on average earning assets that was the result of a higher yield on average loans. The yield on loans increased to 9.09% for the three months ended September 30, 2006 compared with 7.60% for the same period in 2005. For the three months ended September 30, 2006, the increase in the yield on average earning assets of 144 basis points was partially offset by an increase in the cost of average earning assets of 124 basis points. For the nine months ended September 30, 2006, the yield on loans increased to 8.88% compared with 7.21% for the same period in 2005. For the nine months ended September 30, 2006, the increase in the yield on average earning assets of 149 basis points was partially offset by an increase in the cost of average earning assets of 118 basis points.

Noninterest income and expense. Noninterest income for the three months ended September 30, 2006 was $1.9 million, down approximately $184,000 or 8.8% compared with the same period in 2005. Noninterest income for the nine months ended September 30, 2006 was $5.8 million, down approximately $367,000 or 6.0% compared with the same period in 2005. Noninterest income decreased for both the three and nine months ended September 30, 2006 primarily due to reduced service fees, which were partially offset by increases in other loan-related fees and letters of credit commissions and fees. Service fees decreased as a result of fewer NSF service charges, an increase in the earnings credit on commercial demand deposit accounts, and a reduction in check cashing fees.

Noninterest expense for the three months ended September 30, 2006 was $9.8 million, up approximately $2.2 million or 28.5% compared with $7.6 million for the same period in 2005. Noninterest expense for the nine months ended September 30, 2006 was $29.0 million, up approximately $6.4 million or 28.3% compared with $22.6 million for the same period in 2005. The increase in noninterest expense for both the three and nine months ended September 30, 2006 was primarily attributable to new staff hired at Metro United during the third quarter, an increase in lease and equipment expenses incurred with new branches and office space for Metro United during the third quarter, an increase in travel expenses related to the expansion in both California and China, intangible asset amortization, and the addition of noninterest expenses of Metro United.

Salaries and benefits expense for the three months ended September 30, 2006 was $5.4 million, up $1.2 million compared with $4.2 million for the same period in 2005. The increase was primarily due to the staff added in the Metro United acquisition, new staff hired during the third quarter of 2006 at Metro United, and share-based compensation expense incurred in connection with Statement of Financial Accounting Standards No. 123R "Share-Based Payments," ("SFAS No. 123R"). Salaries and benefits expense for the nine months ended September 30, 2006 was $16.1 million, up $3.9 million compared with $12.2 million for the same period in 2005. The increase was primarily due to the staff added in Metro United from both the acquisition and third quarter additions, severance expenses with respect to one executive officer, an increase in bonuses, and share-based compensation expense.

Occupancy and equipment expense for the three months ended September 30, 2006 was $1.9 million up $483,000 or 33.9% compared with $1.4 million for the same period in 2005. Occupancy and equipment expense for the nine months ended September 30, 2006 was $5.1 million up $949,000 or 22.8% compared with $4.2 million for the same period in 2005. The increase for both periods was due to lease and equipment expenses incurred with the Metro United acquisition, the opening of a branch in Plano, Texas, and the opening of new branches and offices in California.

Other noninterest expense for the three months ended September 30, 2006 was $2.4 million, up $348,000 compared with $2.1 million for the same period in 2005 primarily due to an increase in legal fees, travel expenses related to the activities in California and the China representative office, and intangible asset amortization. Other noninterest expense for the nine months ended September 30, 2006 was $7.6 million, up $1.7 million compared with $5.9 million for the same period in 2005 primarily due to the impact of the Metro United acquisition, an increase in legal fees, travel expenses, and intangible asset amortization.

Provision for loan losses. The provision for loan losses for the three months ended September 30, 2006 was $114,000, a $354,000 decrease compared with $468,000 for the same period in 2005. The provision for loan losses for the nine months ended September 30, 2006 was $560,000, an $836,000 decrease compared with $1.4 million for the same period in 2005. The provision for loan losses decreased for both the three and nine months ended September 30, 2006 primarily due to improvement in asset quality as indicated by the increase in the ratio of allowance for loan losses to net nonperforming loans from 61.61% at September 30, 2005 to 157.02% at September 30, 2006. The allowance for loan losses as a percent of total loans at September 30, 2006 and 2005 was 1.41% and 1.76%, respectively. At December 31, 2005, the allowance for loan losses as a percent of total loans was 1.71%.

Net charge-offs for the three months ended September 30, 2006 were $1.2 million compared with net charge-offs of $34,000 for the same period in 2005, and resulted from the partial write-down of approximately $605,000 on a wholesale business loan and the partial write-down of approximately $525,000 on loans related to an office building. The partial write-downs had been specifically reserved in a prior period to adjust the collateral to fair value. Net charge-offs for the nine months ended September 30, 2006 were $1.9 million compared with $1.1 million for the same period in 2005.

Asset Quality. Total nonperforming assets decreased $3.5 million from $19.5 million at December 31, 2005 to $16.0 million at September 30, 2006. The decrease was primarily due to the partial write-down of loans to a wholesale business and an office building, the payoff of a hospitality loan, and payments received on a loan to a shrimp processing business and its related charge-off.

At September 30, 2006, nonperforming assets consisted of $9.8 million in nonaccrual loans, $128,000 in accruing loans that were 90 days or more past due, and $6.0 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at September 30, 2006, were $13.6 million compared with $17.3 million at December 31, 2005. Approximately $6.5 million of such nonaccrual loans are collateralized by real estate, which represented 66.5% of total nonaccrual loans at September 30, 2006. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.

Management conference call. On Friday, October 27, 2006, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the third quarter 2006 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has 13 full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and three full service banking locations in the greater San Diego and Los Angeles, California metropolitan areas and one loan production office in San Mateo, California. As of September 30, 2006, the Company had consolidated assets of $1.2 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.

                      MetroCorp Bancshares, Inc.
               (In thousands, except per share amounts)
                              (Unaudited)

                   For the three months       For the nine months
                    ended September 30,        ended September 30,
                   ---------------------     -----------------------
                      2006        2005          2006          2005
                   ----------   --------     ----------     --------
 Average Balance
  Sheet Data
 ------------------
 Total assets      $1,206,300   $919,616     $1,172,986     $908,291
 Securities           207,950    252,333        219,141      257,794
 Total loans          833,943    603,225        803,553      598,577
 Allowance for
  loan losses         (12,603)   (10,631)       (13,437)     (10,977)
 Net loans            821,340    592,594        790,116      587,600
 Total interest-
  earning assets    1,131,990    880,217      1,101,023      871,711
 Total deposits     1,024,993    788,259        997,874      763,639
 FHLB and other
  borrowings           61,752     31,026         62,104       48,213
 Total shareholders'
  equity              100,133     90,153         97,202       88,390

 Income Statement
  Data
 ------------------
 Interest income:
  Loans            $   19,103   $ 11,552     $   53,357     $ 32,279
  Securities:
   Taxable              2,113      2,382          6,573        7,163
   Tax-exempt             179        211            572          641
  Federal funds
   sold and other
   investments          1,171        207          2,830          343
                   ----------   --------     ----------     --------
    Total interest
     income            22,566     14,352         63,332       40,426
 Interest expense:
  Time deposits         6,665      3,214         17,493        8,274
  Demand and savings
   deposits             1,442        636          3,750        1,449
  Other borrowings        850        365          2,534        1,420
                   ----------   --------     ----------     --------
    Total interest
     expense            8,957      4,215         23,777       11,143
 Net interest income   13,609     10,137         39,555       29,283
 Provision for loan
  losses                  114        468            560        1,396
                   ----------   --------     ----------     --------
 Net interest income
  after provision
  for loan losses      13,495      9,669         38,995       27,887
 Noninterest income:
  Service fees          1,397      1,711          4,303        4,972
  Other loan-related
   fees                   212        168            647          485
  Letters of credit
   commissions and
   fees                   219        145            597          420
  Other noninterest
   income                  75         63            237          274
                   ----------   --------     ----------     --------
    Total noninterest
     income             1,903      2,087          5,784        6,151
 Noninterest expense:
  Salaries and
   employee benefits    5,455      4,225         16,077       12,229
  Occupancy and
   equipment            1,907      1,424          5,109        4,160
  Foreclosed assets,
   net                     52        (67)           213          357
  Other noninterest
   expense              2,406      2,066          7,586        5,851
                   ----------   --------     ----------     --------
    Total noninterest
     expense            9,820      7,648         28,985       22,597
 Income before
  provision for
  income taxes          5,578      4,108         15,794       11,441
 Provision for
  income taxes          2,032      1,272          5,625        3,575
                   ----------   --------     ----------     --------
 Net income        $    3,546   $  2,836     $   10,169     $  7,866
                   ==========   ========     ==========     ========

 Per Share Data
 --------------
 Earnings per share
  - basic          $     0.32   $   0.26(a)  $     0.93(a)  $   0.73(a)
 Earnings per share
  - diluted              0.32       0.26(a)        0.92(a)      0.72(a)
 Weighted average
  shares outstanding:
    Basic              10,924     10,814(a)      10,895(a)    10,805(a)
    Diluted            11,153     10,968(a)      11,097(a)    10,938(a)
 Dividends per
  common share     $     0.04   $   0.04(a)  $     0.12(a)  $   0.12(a)

 Performance Ratio
  Data
 -----------------
 Return on average
  assets                 1.17%      1.22%          1.16%        1.16%
 Return on average
  shareholders'
  equity                14.05%     12.48%         13.99%       11.90%
 Net interest margin     4.77%      4.57%          4.80%        4.49%
 Efficiency ratio       63.36%     62.57%         63.95%       63.77%
 Equity to assets
  (Average)              8.30%      9.80%          8.29%        9.73%

 (a) The share and per share information is computed after giving the retroactive effect of a 3-for-2 stock split in the form of a
     50% stock dividend paid on September 1, 2006.

                      MetroCorp Bancshares, Inc.
                 (In thousands, except share amounts)
                              (Unaudited)

                                          September 30,   December 31,
                                              2006           2005
 Consolidated Balance Sheets               -----------    -----------
 ---------------------------

                         Assets
 Cash and due from banks                   $    24,870    $    28,213
 Federal funds sold and
  other investments                            122,507         53,599
                                           -----------    -----------
    Total cash and cash equivalents            147,377         81,812
 Securities available-for-sale,
  at fair value                                194,037        236,100
 Loans, net of allowance for loan
  losses of $11,852 and
  $13,169 respectively                         828,420        758,304
 Accrued interest receivable                     5,000          4,835
 Premises and equipment, net                     7,283          6,196
 Goodwill                                       21,827         21,607
 Core deposit intangibles                        1,238          1,428
 Customers' liability on acceptances             5,894          3,148
 Foreclosed assets, net                          6,038          3,866
 Other assets                                    8,987         10,908
                                           -----------    -----------
    Total assets                           $ 1,226,101    $ 1,128,204
                                           ===========    ===========

     Liabilities and Shareholders' Equity

 Deposits:
  Noninterest-bearing                      $   190,228    $   195,422
  Interest-bearing                             854,003        766,328
                                           -----------    -----------
    Total deposits                           1,044,231        961,750
 Junior subordinated debentures                 36,083         36,083
 Other borrowings                               26,032         26,054
 Accrued interest payable                        1,405          1,126
 Acceptances outstanding                         5,894          3,148
 Other liabilities                              10,370          7,815
                                           -----------    -----------
    Total liabilities                        1,124,015      1,035,976

 Commitments and contingencies                      --             --
 Shareholders' equity:
  Common stock, $1.00 par value,
   50,000,000 shares authorized;
   10,994,965 shares and
   7,329,977 shares issued and
   10,927,155 shares and
   7,232,239 shares outstanding at
   September 30, 2006 and December
   31, 2005 respectively                        10,995          7,330
  Additional paid-in-capital                    25,759         28,576
  Retained earnings                             68,885         60,023
  Accumulated other comprehensive loss          (3,027)        (2,783)
  Treasury stock, at cost                         (526)          (918)
                                           -----------    -----------
    Total shareholders' equity                 102,086         92,228
                                           -----------    -----------
    Total liabilities and
     shareholders' equity                  $ 1,226,101    $ 1,128,204
                                           ===========    ===========
 Nonperforming Assets and
  Asset Quality Ratios
 ------------------------
 Nonaccrual loans                          $     9,820    $    15,606
 Accruing loans 90 days or more past due           128             32
 Other real estate ("ORE")                       6,038          3,866
                                           -----------    -----------
 Total nonperforming assets                     15,986         19,504
 Less nonperforming loans guaranteed
  by the SBA, Ex-Im Bank, or
  the OCCGF                                     (2,400)        (2,210)
                                           -----------    -----------
 Net nonperforming assets                  $    13,586    $    17,294
                                           ===========    ===========

 Net nonperforming assets
  to total assets                                 1.11%          1.53%
 Net nonperforming assets
  to total loans and ORE/OAR                      1.61%          2.23%
 Allowance for loan losses
  to total loans                                  1.41%          1.71%
 Allowance for loan losses
  to net nonperforming loans                    157.02%         98.07%
 Net charge-offs to total loans                   0.22%          0.20%
 Net charge-offs                           $     1,877    $     1,575
 Total loans to total deposits                   80.47%         80.22%

 Total loans                               $   840,272    $   771,473
 Allowance for loan losses                 $    11,852    $    13,169

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, President & CEO
            (713) 414-3656
          David Choi, EVP/Chief Financial Officer
            (713) 414-3768